Exhibit 10.1

THIRD AMENDMENT TO CREDIT AGREEMENT

THIS THIRD AMENDMENT TO CREDIT AGREEMENT, dated as of June 28, 2017 (this “Amendment”), is among INFUSYSTEM HOLDINGS, INC., INFUSYSTEM HOLDINGS USA, INC., INFUSYSTEM, INC., FIRST BIOMEDICAL, INC., IFC LLC (collectively, the “Borrowers”), any other Loan Parties party hereto, and JPMORGAN CHASE BANK, N.A. (the “Lender”).

RECITAL

The Borrowers, any other Loan Parties party thereto, and the Lender are parties to a Credit Agreement dated as of March 23, 2015 (as amended or modified from time to time, the “Credit Agreement”). The Borrowers desire to amend the Credit Agreement, all as set forth herein, and the Lender is willing to do so in accordance with the terms hereof. Terms used but not defined herein shall have the respective meanings ascribed thereto in the Credit Agreement.

TERMS

In consideration of the premises and of the mutual agreements herein contained, the parties hereby agree as follows:

ARTICLE 1. AMENDMENTS TO CREDIT AGREEMENT

Upon the satisfaction of the conditions specified in Article 3 hereof, the Credit Agreement is amended as of the date hereof as follows:

1.1 The chart in the definition “Applicable Rate” in Section 1.01 of the Credit Agreement is restated as follows:

Leverage Ratio	CBFR Spread	Eurodollar Spread	Commitment Fee Rate
Level I < 1.5:1.0	- 1.00%	2.00%	0.25%
Level II < 2.0:1.0 to 1.0 but ≥ 1.5:1.0	-0.75%	2.25%	0.25%
Level III < 2.5:1.0 to 1.0 but ≥ 2.0:1.0	- 0.50%	2.50%	0.25%
Level IV < 3.0:1.0 to 1.0 but ≥ 2.5:1.0	0.00%	2.75%	0.25%
Level V ≥ 3.0:1.0	0.25%	3.00%	0.25%

1.2 The definition of “Applicable Rate” in Section 1.01 of the Credit Agreement is further amended by adding the following to the end thereof: “The Applicable Rate will be set at Level V as of the Third Amendment Effective Date, and adjusted for the first time thereafter based on the financial statements required to be delivered hereunder for the fiscal quarter ending June 30, 2017.”

1.3 The definition of “Fixed Charge Coverage Ratio” in Section 1.01 of the Credit Agreement is amended by adding the phrase “(it is acknowledged that, at all times, such unfinanced portion is either a deduction to EBITDA or, if unfinanced portion is ever interpreted to be a negative number, then zero)” to follow the phrase therein that reads “means, for any period, the ratio of (a) EBITDA minus the unfinanced portion of Capital Expenditures”.

1.4 Clause (vi) in the definition of “EBITDA” in Section 1.01 of the Credit Agreement is amended by replacing the phrase therein that reads “in the fiscal quarter ending December 31, 2016” with the phrase “prior to December 31, 2017”.

1.5 Clause (f)(ii) in the definition of “Permitted Acquisition” in Section 1.01 of the Credit Agreement is amended by (a) replacing the reference therein to “$10,000,000” with “$5,000,000” and (b) by replacing the reference therein to “$25,000,000” with “$12,500,000”.

1.6 The following definition in Section 1.01 of the Credit Agreement is restated as follows:

“Net Worth” means at any time total assets minus total liabilities, plus, to the extent deducted in determining the foregoing amount, non-cash reserves taken for deferred tax assets and non-cash impairment of capitalized software development costs, all as determined for the Company and its Subsidiaries, on a consolidated basis in accordance with GAAP.

1.7 The following definitions are added to Section 1.01 of the Credit Agreement:

“Excess Cash Flow” means, for any fiscal year of the Company, (a) EBITDA for such fiscal year, minus (b) Capital Expenditures made or incurred during such fiscal year minus (c) Fixed Charges for such fiscal year.

“Third Amendment” means the Third Amendment to this Agreement among the parties hereto.

“Third Amendment Effective Date” means the effective date of the Third Amendment.

1.8 Section 2.08(b) of the Credit Agreement is restated as follows:

(b) The Borrowers hereby unconditionally agree that the Term A Loans and the Term B Loans shall be replaced and refinanced in full as of the First Amendment Effective Date with a Term Loan in an aggregate amount equal to $32,000,000 made under Section 2.01(d), the Borrowers acknowledge and agree that the principal balance of such Term Loan as of the Third Amendment Effective Date is $30,665,999.98, and the Borrowers hereby unconditionally promise to pay to the Lender the principal amount of the Term Loans made under Section 2.01(d) after the Third Amendment Effective Date as follows: (i) on June 30, 2017, September 30, 2017 and December 31, 2017 in principal installments each in the amount of $577,500 (as adjusted from time to time pursuant to Section 2.09(d) or 2.16(b)), (ii) commencing with the last Business Day of March, 2018 and on the last Business Day of each March, June, September and December thereafter, in consecutive quarterly principal installments each in the amount of $766,650 (as adjusted from time to time pursuant to Section 2.09(d) or 2.16(b)) and (iii) to the extent not previously paid, all unpaid Term Loans shall be paid in full in cash by the Borrowers on the Term Maturity Date.

1.9 Section 2.09(d) of the Credit Agreement is restated as follows:

(d) All prepayments required to be made pursuant to Section 2.09(c) shall be applied, first to prepay the Term Loans (and in the event Term Loans of more than one Class shall be outstanding at the time, shall be allocated among the Term Loans pro rata based on the aggregate principal amounts of outstanding Term Loans of each such Class), and such prepayments of the Term Loans shall be applied to reduce the remaining scheduled repayments of Term Loans of each Class in the inverse order of maturity (with any prepayments applied first to the payment at final maturity), second to prepay the Revolving Loans without a corresponding reduction in the Revolving Commitment and third to cash collateralize outstanding LC Exposure. Within each such category, such prepayments shall be applied first to CBFR Loans and then to Eurodollar Loans in order of Interest Period maturities (beginning with the earliest to mature).

All prepayments required to be made pursuant to Section 2.09(f) shall be applied, first to prepay the Revolving Loans without a corresponding reduction in the Revolving Commitment, second to prepay the Term Loans (and in the event Term Loans of more than one Class shall be outstanding at the time, shall be allocated among the Term Loans pro rata based on the aggregate principal amounts of outstanding Term Loans of each such Class), and such prepayments of the Term Loans shall be applied to reduce the remaining scheduled repayments of Term Loans of each Class in the inverse order of maturity (with any prepayments applied first to the payment at final maturity), and third to cash collateralize outstanding LC Exposure. Within each such category, such prepayments shall be applied first to CBFR Loans and then to Eurodollar Loans in order of Interest Period maturities (beginning with the earliest to mature).

1.10 The following new Section 2.09(f) is added to the Credit Agreement:

(f) Until the latest of the Revolving Credit Maturity Date, the Term A Maturity Date, the Term B Maturity Date or the Term Maturity Date, as the case may be, the Borrowers shall prepay the Obligations as set forth in Section 2.09(d) on the date that is ten days after the earlier of (i) the date on which the Company’s annual audited financial statements for the immediately preceding fiscal year are delivered pursuant to Section 5.01 or (ii) the date on which such annual audited financial statements were required to be delivered pursuant to Section 5.01, in an amount equal to: (I) seventy-five percent (75%) of the Company’s Excess Cash Flow for the immediately preceding fiscal year if the Company’s Leverage Ratio is greater than or equal to 2.5 to 1.0 for the immediately preceding fiscal year, (II) fifty percent (50%) of the Company’s Excess Cash Flow for the immediately preceding fiscal year if the Company’s Leverage Ratio is less than 2.5 to 1.0 but greater than or equal to 2.0 to 1.0 for the immediately preceding fiscal year, or (III) zero percent (0%) of the Company’s Excess Cash Flow for the immediately preceding fiscal year if the Company’s Leverage Ratio is less than 2.0 to 1.0 for the immediately preceding fiscal year. Each Excess Cash Flow prepayment shall be accompanied by a certificate signed by a Financial Officer of the Company certifying the manner in which Excess Cash Flow and the resulting prepayment was calculated, which certificate shall be in form and substance satisfactory to the Lender.

1.11 Section 3.05(b) of the Credit Agreement is restated as follows:

(b) Each Loan Party and each Subsidiary owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property necessary to its business as currently conducted. A correct and complete list of all trademarks, tradenames, copyrights, patents and other intellectual property owned by any Loan Party or any Subsidiary, as of the Third Amendment Effective Date, is set forth on Schedule 3.05, and the use thereof by each Loan Party and each Subsidiary does not infringe in any material respect upon the rights of any other Person, and each Loan Party’s and each Subsidiary’s rights thereto are not subject to any licensing agreement or similar arrangement.

1.12 Sections 3.15, 316, 3.17 and 3.24(b) of the Credit Agreement are each amended by replacing each reference therein to “Effective Date” with “Third Amendment Effective Date”.

1.13 Section 6.01(b) of the Credit Agreement is amended by replacing the reference therein to “on the date hereof” with “on the Third Amendment Effective Date”.

1.14 Sections 6.01(c), (d) and (e) of the Credit Agreement are amended by adding the following to the end of each clause: “provided however, notwithstanding anything to the contrary, no Indebtedness on or after the Third Amendment Effective Date may be incurred under this clause without the prior written approval of the Lender.”

1.15 Section 6.04(c) of the Credit Agreement is amended by replacing the reference therein to “$5,000,000” with “$2,500,000”.

1.16 Sections 6.12(a) and (b) of the Credit Agreement are restated as follows:

(a) Leverage Ratio. The Borrowers will not permit the Leverage Ratio to exceed (i) 4.0 to 1.0 at any time on or after the Effective Date but prior to December 31, 2017, (ii) 3.75 to 1.0 at any time on or after December 31, 2017 but prior to June 30, 2018, (iii) 3.50 to 1.0 at any time on or after June 30, 2018 but prior to December 31, 2018, or (iv) 3.00 to 1.00 at any time on or after December 31, 2018.

(b) Fixed Charge Coverage Ratio. The Borrowers will not permit the Fixed Charge Coverage Ratio to be less than (i) 1.15:1.0 at any time on or after the Effective Date but prior to March 31, 2018, or (ii) 1.25:1.0 at any time on or after March 31, 2018.

1.17 Schedules 3.05 and 6.01 to the Credit Agreement are replaced with Schedules 3.05 and 6.01, respectively, hereto.

ARTICLE 2. REPRESENTATIONS

In order to induce the Lender to enter into this Amendment, each Borrower represents and warrants to the Lender that the following statements are true, correct and complete:

2.1 The execution, delivery and performance of this Amendment and the other Loan Documents executed in connection herewith are within its powers, have been duly authorized and are not in contravention with any law, or the terms of its Articles of Incorporation or By-laws, or any undertaking to which it is a party or by which it is bound.

2.2 Each of this Amendment and the other Loan Documents executed in connection herewith is valid and binding in accordance with its terms.

2.3 After giving effect to the amendments herein contained and the satisfaction of the conditions described in Article 3 below, the representations and warranties contained in the Credit Agreement and the other Loan Documents are true on and as of the date hereof with the same force and effect as if made on and as of the date hereof and no Default has occurred and is continuing.

ARTICLE 3. CONDITIONS PRECEDENT.

This Amendment shall be effective as of the date hereof when each of the following is satisfied:

3.1 The Borrowers and the Lender shall have executed this Amendment.

3.2 Each Loan Party shall deliver an officers’ certificate and resolutions satisfactory to the Lender.

3.3 Such other agreements and documents requested by the Lender shall have been delivered to the Lender, including without limitation any additional Collateral Documents requested by the Lender.

ARTICLE 4. MISCELLANEOUS.

4.1 References in the Loan Documents to the Credit Agreement shall be deemed to be references to the Credit Agreement as amended hereby and as further amended from time to time. This Amendment is a Loan Document.

4.2 Except as expressly amended hereby, each Borrower agrees that the Loan Documents are ratified and confirmed and shall remain in full force and effect and that it has no set off, counterclaim, defense or other claim or dispute with respect to any of the foregoing.

4.3 Each Borrower represents and warrants that it is not aware of any claims or causes of action against the Lender or any of its affiliates, successors or assigns, and that it has no defenses, offsets or counterclaims with respect to the Secured Obligations. Notwithstanding this representation and as further consideration for the agreements and understandings herein, each Borrower, on behalf of itself and its predecessors, officers, directors, employees, agents, attorneys, affiliates, subsidiaries, successors and assigns (the “Releasing Parties”), hereby releases the Lender and its predecessors, officers, directors, employees, agents, attorneys, affiliates, subsidiaries, successors and assigns (the “Released Parties”), from any liability, claim, right or cause of action which now exists or hereafter arises as a result of acts, omissions or events occurring on or prior to the date hereof, whether known or unknown, including but not limited to claims arising from or in any way related to this Agreement, the other Loan Documents, all transactions relating to this Agreement or any of the other Loan Documents or the business relationship among, or any other transactions or dealings among, the Releasing Parties or any of them and the Released Parties or any of them.

4.4 This Amendment shall be governed by and construed in accordance with the laws of the State of New York. This Amendment shall not be deemed to have otherwise prejudiced any present or future right or rights which the Lender now has or may have under the Credit Agreement or in any other Loan Document and, in addition, shall not entitle any Borrower to a waiver, amendment, modification or other change to, of or in respect of any provision of Credit Agreement or in any other Loan Document in the future in similar or dissimilar circumstances. This Amendment may be signed upon any number of counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument, and signatures sent by facsimile or other electronic imaging shall be effective as originals.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed and delivered as of the day and year first above written.

INFUSYSTEM HOLDINGS, INC.

By	/s/ Christopher S. Downs
Name: Christopher S. Downs
Title: EVP and Chief Financial Officer (Interim)

INFUSYSTEM, INC.

By	/s/ Christopher S. Downs
Name: Christopher S. Downs
Title: EVP and Chief Financial Officer (Interim)

FIRST BIOMEDICAL, INC.

By	/s/ Christopher S. Downs
Name: Christopher S. Downs
Title: EVP and Chief Financial Officer (Interim)

IFC LLC

By	/s/ Christopher S. Downs
Name: Christopher S. Downs
Title: EVP and Chief Financial Officer (Interim)

INFUSYSTEM HOLDINGS USA, INC.

By	/s/ Christopher S. Downs
Name: Christopher S. Downs
Title: EVP and Chief Financial Officer (Interim)

JPMORGAN CHASE BANK, N.A.

By	/s/ Cathy A. Smith
Name: Cathy A. Smith
Title: Senior Underwriter